UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 13, 2007

CHINA RECYCLING ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-12536	90-0093373
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

0000721693	4911-Electric Services	06628887
(Central Index Key)	(Standard Industrial Classification)	(Film Number.)

429 Guangdong Road

Shanghai 200001

People’s Republic of China

 (Address of principal executive offices, including zip code)

(86-21) 6336-8686

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 13, 2007, the Board of Directors of China Recycling Energy Corporation (the “Corporation”) adopted the 2007 Nonstatutory Stock Option Plan (the “Plan”). The Plan, which is effective on November 13, 2007, is intended to further the growth and financial success of Corporation by providing incentives in the form of options to acquire the common stock of the Corporation (“Options”) to selected employees, directors, and consultants to the Corporation and its Affiliates so that such employees and consultants may acquire or increase their proprietary interest in the Corporation.

The Plan provides that the maximum number of shares of the Company's common stock that may be issued under the Plan is 3,000,000 shares. The term of the Plan is five years, which will expire on November 12, 2012. The Board shall determine the purchase price per share of the Common Stock covered by each Option (the “Option Price”) at the time of the grant of the Option, which exercise price will be set forth in the applicable Option Agreement; provided that in no case will the Option Price of an Option be less than the par value of the Stock.  The Option Price of each Option that is granted on the date that the Plan becomes effective shall be $1.23 per share.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the more detailed description of the Plan contained in, and the full text of the Plan which was attached as Exhibit 10.1 hereto.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	2007 Nonstatutory Stock Option Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Recycling Energy Corporation

Date: November 13, 2007	/s/Guangyu Wu
Guangyu Wu Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	2007 Nonstatutory Stock Option Plan